EXHIBIT 10.3


                          STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement (the "Agreement") is made and entered into as of October 11, 2000 (the "Effective Date") by and between Pawnbroker.com, Inc. ("Pawnbroker.com"), a Delaware corporation with its principal office located at 85 Keystone, Suite A, Reno, Nevada, 89503, and First Cash Financial Services, Inc. ("First Cash"), a Delaware corporation with its principal office located at 690 East Lamar, Suite 400, Arlington, Texas, 76011.

     WHEREAS, Pawnbroker.com operates a web site located at URL: http://www.pawnbroker.com (the "Pawnbroker.com Web Site"), which is designed to offer merchandise from the inventories of its participating member pawnbrokers ("Members") and to facilitate transactions between such Members and buyers or potential buyers ("Buyers") who visit the Pawnbroker.com Web Site;

     WHEREAS, Pawnbroker.com has designed technology that permits Members offer merchandise at negotiable prices using an automated negotiation system (the "Negotiation System");

     WHEREAS, First Cash is the United State's third largest publicly traded pawnshop operator and currently owns and operates 114 pawn and check cashing stores in Texas, Oklahoma, Washington, D.C., Maryland, Missouri, South Carolina, Virginia and Mexico, and currently offers merchandise for sale on the Internet at www.firstcash.com (the "First Cash Web Site"); and

     WHEREAS, First Cash desires to offer merchandise from its inventories for sale on the Pawnbroker Web Sites and Pawnbroker.com desires to offer such merchandise for sale on its web sites in a cooperative marketing arrangement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants hereinafter set forth, and intending to be legally bound, Pawnbroker.com and First Cash hereby agree as follows:

SECTION 1--DEFINITIONS.

1.1 "Damages" means liabilities, damages, awards, settlements, losses, claims and expenses, including reasonable attorney's fees and expenses and costs of investigation.

1.2 "Intellectual Property Rights" means any patent, design right, copyright, trademark, service mark, (and any applications or registration respecting the foregoing), trade secret, know-how and/or other present or future intellectual property right in any country of the world.

1.3 "Proprietary Information" means all business strategies, ideas, and information provided by either party hereunder, and any non-public information regarding the business of a party where such information is marked or otherwise communicated as being "proprietary" or "confidential" or the like, or where such information is, by its nature, confidential.

1.4 "First Cash Product" means those products of First Cash that will be marketed and listed for sale on the Pawnbroker.com Web Site. First Cash Products shall include all merchandise posted for sale on the First Cash Web Site under the following categories: Antiques/Collectibles;



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Jewelry/Gemstones;  Cameras/Optics;   Coins/Bullion/Stamps;   Electronics;  CDs,
Videos, Games; Sporting Goods; Tools and Vehicles. First Cash Products shall not
include   Weapons,   Pornography,   unlawful   items  or  items   that   violate
Pawnbroker.com's standard merchandise listing policies, as interpreted by Pawnbroker.com, in its sole discretion. The parties will mutually designate the particular Pawnbroker Web Sites on which such products will be offered, marketed and listed, from time to time during the term of this Agreement.

1.5 "First Cash's Promotional Content" means all text, information, data, images (still and moving), sound recordings and all other materials, designs, trademarks, trade names, copyrighted materials, references or other information (including, without limitation pricing information) related to First Cash Products, which is provided to Pawnbroker.com hereunder.

1.6 "Pawnbroker Web Sites" means the Pawnbroker.com Web Site and any other web site in which Pawnbroker.com offers Member merchandise for sale or in which Pawnbroker.com operates from time to time.

1.7 "Warrant" means a warrant issuable to First Cash pursuant to Section 4.4 of this Agreement.

SECTION 2--RESPONSIBILITIES OF FIRST CASH

2.1 First Cash agrees that it will offer its entire First Cash Web Site inventory of First Cash Products for sale on the Pawnbroker Web Sites during the term of this Agreement, and shall designate the particular Pawnbroker Web Sites on which such products will be marketed and listed, from time to time during the term of this Agreement. All items of First Cash Products shall be offered for sale on the Pawnbroker.com Web Site and/or the First Cash Web Site, the First Cash retail stores, as well as, any additional Web Sites, which First Cash may elect to use. All sales of First Cash products shall be filled on a first in first out basis.

2.2 First Cash shall provide Pawnbroker.com with all necessary First Cash's Promotional Content in a timely manner during the term of this Agreement, and First Cash hereby grants Pawnbroker.com a non-exclusive, worldwide, royalty-free license, with a right of sublicense, to use, copy, modify, display, publish and distribute such First Cash Promotional Content for the marketing, promotion and sale of the First Cash Products on or through the Pawnbroker Web Sites. Pursuant to the foregoing license, Pawnbroker.com may modify First Cash's Promotional Content so that it is customized to fit the style, layout, colors and general appearance of the Pawnbroker Web Sites on which such content will be published.

2.3 First Cash agrees that it will offer First Cash Products through the Pawnbroker Web Sites on pricing terms no less favorable than those offered to its own customers of its First Cash Web Site. For each order for First Cash Products processed through the Pawnbroker Web Sites, First Cash shall (i) retrieve the order information such that such order is fulfilled and shipped to the applicable customer within two (2) business days from notification by Pawnbroker.com, provided that such First Cash Product has not been previously sold; (ii) ship First Cash Products by using a shipping service with a reliable tracking method; (iii) provide such products in a manner consistent with the way in which such products were advertised or represented on the Pawnbroker Web Sites; (iv) treat such customer fairly and in accordance with reasonable



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business  practices;  (v) provide all service,  maintenance and other assistance requested by customers in connection with First Cash Products; (vi) comply with the refunds and exchange policy on the Pawnbroker.com Web sites, as such policy may be modified from time to time during the term of this Agreement; and (vii) comply with all applicable laws. In the event a First Cash Product has been sold, First Cash will immediately notify Pawnbroker.com that such product has been sold and that any order for such First Cash Product can not be processed.

SECTION 3--RESPONSIBILITIES OF PAWNBROKER.COM

3.1 Pawnbroker.com shall use commercially reasonable efforts to publish First Cash's Promotional Content on locations mutually acceptable to the parties on the Pawnbroker Web Sites in order to market First Cash Products for sale on such web sites. Notwithstanding the foregoing, Pawnbroker.com does not warrant that the use of any of the Pawnbroker Web Sites will be uninterrupted, error-free or continuously available.

3.2 Pawnbroker.com shall use commercially reasonable efforts, with the cooperation and assistance of First Cash technical personnel, to develop electronic data capture technology to download for listing on the Pawnbroker Web Sites the First Card Products posted on the First Cash Web Site.

3.3 For each order for First Cash Products processed through a Pawnbroker Web Site, Pawnbroker.com shall (i) bill for and collect from customers any amounts charged with respect to any of First Cash Product purchased by customers by or through the Pawnbroker Web Site; (ii) make available to First Cash for retrieval (via a Web site) the necessary order information, such as dollar amount of the order, the items ordered, and the delivery information such as name, address, phone number and email address of each purchaser; and (iii) maintain all customer and other records pertaining to such persons. Except as expressly provided in this Agreement, Pawnbroker.com shall have no obligations or liability whatsoever with respect to the fulfillment and shipment of orders for First Cash Products or related customer service in the fulfillment and shipment of such orders. Pawnbroker.com will collect its standard charge for shipping, handling and insurance from purchasers of First Cash Products and will pay such amounts to First Cash. Originating First Cash pawnshops will be responsible for shipping and handling, and Pawnbroker.com will not be liable to First Cash and/or such originating pawnshops if actual shipping, handling and insurance charges exceed the amount collected therefore.

3.4 Pawnbroker.com acknowledges that First Cash retains all right, title and interest (including all Intellectual Property Rights) in and to First Cash's Promotional Content, subject to the license granted to Pawnbroker.com under this Agreement. Except as expressly provided herein, neither party is granted any right or license to any software, materials, information, Intellectual Property Rights or the like of the other party.

3.5 PAWNBROKER.COM HEREBY DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS, EXPRESS AND IMPLIED, AND ALL LIABILITY FOR DAMAGES OF ANY KIND RESULTING OR ARISING FROM
(A) THE PAWNBROKER WEB SITES, ITS USE OR CONTINUED AVAILABILITY, AND ANY MATERIALS, INFORMATION OR PRODUCTS AVAILABLE OR ACCESSIBLE THEREFROM, AND (B) ANY PARTICULAR LEVEL OF ORDERS RECEIVED OR SALES MADE OF FIRST CASH PRODUCTS



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THROUGH THE PAWNBROKER WEB SITES OR  PAWNBROKER.COM'S  MARKETING AND PROMOTIONAL
EFFORTS AS REQUIRED HEREUNDER.

3.6 Pawnbroker.com shall provide customer support services for transactions of First Cash Products through the Pawnbroker Web Sites, with such reasonable assistance as may be required from time to time by First Cash customer service staff. Pawnbroker.com's customer service shall only communicate with First Cash customer service staff and not with individual First Cash pawn stores.

3.7 Pawnbroker.com shall not offer employment or cause any of First Cash's employees to leave First Cash for a period of five (5) years from the effective date of this Agreement.

SECTION 4--PRICING, PAYMENT AND SECURITY

4.1 Before listing any First Cash Product or First Cash Promotional Content on the Pawnbroker Web Sites, First Cash shall notify Pawnbroker.com as to the minimum price for each item of First Cash Product (the "Minimum Price") for the purposes of offering such First Cash Product for sale using Pawnbroker.com's Negotiation System. The minimum price shall be lower than the listed retail price for each item of First Cash Product published on the First Cash Web Site and such Minimum Price shall not be disclosed on the Pawnbroker Web Sites.

4.2 First Cash and Pawnbroker.com agree that First Cash shall use reasonable efforts to develop a system by which the Minimum Price for each First Cash Product will be reduced each 90 days after such First Cash Product is initially listed. The Minimum Price will be reduced using a formula developed by First Cash for each category of merchandise listed on the Pawnbroker Web Sites. The price reduction shall exclude jewelry.

4.3  Pawnbroker.com  shall reimburse  First Cash for the difference  between the
Minimum   Price  and  sales  price  if  any  First  Cash   Product  is  sold  by
Pawnbroker.com for a price less than the Minimum Price, as adjusted.

4.4 Pawnbroker.com agrees to issue First Cash Warrants, vesting subject to certain terms and conditions, exercisable to acquire a total of 1,500,000 shares of Pawnbroker.com common stock as consideration for listing merchandise for sale on the Pawnbroker Web Sites and for agreeing to sell First Cash Products at a Minimum Price pursuant to Section 4.1 and to accept certain reductions in the Minimum Price for First Cash Products pursuant to Section 4.2 of this Agreement.

     (a) Pawnbroker.com shall issue to First Cash three warrants, Warrant A, Warrant B and Warrant C, in the forms attached hereto as Exhibit A, Exhibit B and Exhibit C, respectively (collectively, the "Warrants"), each warrant exercisable to acquire 500,000 shares of Pawnbroker.com common stock at $2.00 per share, subject to certain adjustments. First Cash agrees that the Warrants will contain the following terms:

          (i) Warrant A shall be immediately exercisable to acquire 500,000 shares of Pawnbroker.com common stock at $2.00 per share, each warrant exercisable to acquire 500,000 shares of Pawnbroker.com common stock at $2.00 per share,



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


          subject to certain adjustments as set forth in Warrant A, and shall terminate on October 11, 2005, five years from the date of issuance;

          (ii) Warrant B shall vest and become exercisable on October 11, 2001, to acquire 500,000 shares of Pawnbroker.com common stock at $2.00 per share, each warrant exercisable to acquire 500,000 shares of Pawnbroker.com common stock at $2.00 per share, subject to certain adjustments as set forth in Warrant B, and shall terminate on October 11, 2006, five years from the vesting date; provided however that Warrant B shall be null and void in the event this Agreement is terminated for any reason on or before October 11, 2001; and

          (iii) Warrant C shall vest and become exercisable on October 11, 2002, to acquire 500,000 shares of Pawnbroker.com common stock at $2.00 per share, each warrant exercisable to acquire 500,000 shares of Pawnbroker.com common stock at $2.00 per share, subject to certain adjustments as set forth in Warrant C, and shall terminate on October 11, 2007, five years from the vesting date; provided however that Warrant C shall be null and void in the event this Agreement is terminated for any reason on or before October 11, 2002.

     (b) First Cash understands that Pawnbroker.com is relying on certain agreements, representations and warrants by First Cash, in determining to offer and issue the Warrants to First Cash in a manner exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws.

     (c) First Cash acknowledges and agrees that Pawnbroker.com has made no representations to First Cash regarding the tax consequences of any consideration received by or for its benefit pursuant to this Agreement. Each of Pawnbroker.com and First Cash agrees to pay all their respective federal or state taxes, if any, which are required by law to be paid with respect to consideration paid or received under this Agreement.

     (d)   Pawnbroker.com   has  agreed  to  provide  First  Cash  with  certain
registration rights under the Securities Act as set forth in Exhibit D, attached hereto (the "Registration Rights Agreement").

4.5 Purchasers of First Cash Products sold through Pawnbroker Web Sites may return such product to the originating First Cash pawn shop for any reason within ten days after receipt thereof. Such right to return First Cash Products is in lieu of any other representation or warranty, express or implied, related to First Cash Product sold through Pawnbroker Web Sites. For each return of a First Cash Product, Pawnbroker.com may chargeback to First Cash the sale price of such product, plus shipping and handling charges and state sales tax, less Pawnbroker.com's commissions. Pawnbroker.com shall be responsible for all credit card fees related to First Cash Product returns.

4.6 For each order for First Cash Products purchased through the Pawnbroker.com Web site, Pawnbroker.com shall be entitled to retain 4% commission (% of sales price), accept for specialty items (Watches Priced over $500.00, Loose Diamonds and Gold Coins) which shall be entitled to retain a 1% commission (% of sales price).



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

4.7 Any and all federal and state sales, use and other taxes of any kind (other than corporate income taxes payable by Pawnbroker.com) based on or due as a result of any amounts paid to Pawnbroker.com hereunder or the sale of any of First Cash Products shall be calculated and collected by Pawnbroker.com, paid to First Cash by Pawnbroker.com and remitted by First Cash to the applicable governmental agencies. Pawnbroker.com will be liable to First Cash for errors in calculation and collection, and First Cash will be liable to Pawnbroker.com for remittance to the applicable governmental agencies of the full amounts of such items paid to First Cash by Pawnbroker.com.

4.8 First Cash shall provide to Pawnbroker.com  monthly statements within thirty
(30) days following the end of a calendar month describing all orders for First Cash Products that are received through the Pawnbroker.com Web site and fulfilled by First Cash, and all applicable returns of First Cash Products during that time period. Pawnbroker.com will provide to First Cash monthly reports within thirty (30) days following the end of a calendar month describing all orders for First Cash Products that are received through the Pawnbroker.com Web site, the price charged for such merchandise, the amount collected by Pawnbroker for each transaction, the applicable commission payable pursuant to
Section 4.6 of this Agreement, the applicable amount of sales tax collected in the transaction and the amount of each credit to a customer related to each return of First Cash Products. Each of First Cash and Pawnbroker.com shall provide additional reports at the other party's reasonable request.

4.9 Upon commencement of sales of First Cash Products hereunder, Pawnbroker.com shall provide First Cash with an irrevocable letter of credit on which First Cash may draw against in the event of a default in the payment to First Cash by Pawnbroker.com of an obligation hereunder, which is not subject to a bona fide dispute between the parties. The letter of credit will be in an amount equal to the greater of $20,000 or the highest one (1) week sales volume activity times two (2). Bi-weekly thereafter, Pawnbroker.com will adjust, if needed, the letter of credit to an amount equal to the greater of $20,000 or the highest one (1) week sales volume activity times two (2). This irrevocable letter of credit shall remain outstanding for as long as this Agreement is in effect.

4.10 Each Tuesday during the term of this Agreement, Pawnbroker.com will wire transfer to First Cash the aggregate sales price of First Cash Products sold through Pawnbroker.com since the preceding wire transfer, plus related taxes and shipping charges less applicable commissions, less any chargebacks calculated under Section 4.5 and the commissions under Section 4.6 of this Agreement.

SECTION 5--MARKETING

5.1 Within thirty (30) days of the date of this Agreement, First Cash shall participate with Pawnbroker.com in the development and delivery of a press release announcing the relationship between Pawnbroker.com and First Cash. The press release shall be subject to the prior written approval of both Pawnbroker.com and First Cash.

5.2 All information to be disseminated externally about the relationship between First Cash and Pawnbroker.com and the products marketed hereunder shall be reviewed and approved by both parties prior to any use or other publication.



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5.3 The  parties  acknowledge  that  their  respective  obligations  under  this
Agreement are non-exclusive, and that neither party is prohibited from entering into any obligations or agreement that is similar or identical to such party's obligations under this Agreement.

5.4 During the term of this Agreement, Pawnbroker.com reserves the right, in its sole discretion, to remove any of First Cash's Promotional Content and/or discontinue the listing of any of First Cash Products from the Pawnbroker.com Web site.

SECTION 6--REPRESENTATIONS; WARRANTIES AND COVENANTS

6.1 First Cash Representations and Warranties. First Cash represents and warrants to Pawnbroker.com that to the best of its knowledge:

     (a) First Cash owns and has the right and authority to sell all of First Cash Products listed for sale on the Pawnbroker Web Site, free and clear of all liens, security interests and other encumbrances, unless previously sold to a third-party while listed on the Pawnbroker.com Web Site;

     (b) all descriptions and First Cash's Promotional Content provided by First Cash to Pawnbroker.com are accurate, current and complete and are not fraudulent, misleading or otherwise deceptive; First Cash Products and their marketing and sale as contemplated hereunder does not violate the Intellectual Property Rights of any third party;

     (c) with respect to all of First Cash Products sold through a Pawnbroker Web Site(s), First Cash will comply with the then-current return and exchange policy published on such Pawnbroker Web Site(s); and

     (d) the execution, delivery and performance by First Cash of this Agreement does not and will not violate or conflict with any other agreements entered into by First Cash.

6.2 Pawnbroker Representations; Warranties and Covenants. Pawnbroker.com hereby represents and warrants to First Cash that to the best of its knowledge:

     (a) Pawnbroker.com shall make no representations, warranties, or guarantees regarding First Cash Products that are substantively inconsistent with First Cash's Promotional Content or any other specifications, descriptions, documentation or other warranties made by First Cash in connection with First Cash Products.

     (b) Pawnbroker.com has all requisite power and authority (corporate and other), and has taken all necessary corporate action, to authorize, execute, deliver and perform this Agreement, to execute, issue, sell and deliver the Warrants and a certificate or certificates evidencing the Warrants, to authorize and reserve for issue and, upon payment from time to time of the exercise price of such Warrants, to issue, sell and deliver, the shares of the Common Stock issuable upon exercise of the Warrants ("Shares"), and to perform all of its obligations under this Agreement and the Warrants. The Shares, when issued in accordance with the Warrants, will be duly authorized and validly issued and outstanding, fully paid and nonassessable and free of all liens, claims, encumbrances and preemptive rights. This Agreement and, when issued, each Warrant issued pursuant hereto, has been or will be duly executed and delivered by



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Pawnbroker.com  and is or  will be a  legal,  valid  and  binding  agreement  of
Pawnbroker.com, enforceable in accordance with its terms. No authorization, approval, consent or other order of any governmental entity, regulatory authority or other third party is required for such authorization, execution, delivery, performance, issue or sale.

     (c) The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and the compliance with the terms and provisions of this Agreement and of the Warrants will not conflict with, or result in a breach of, or constitute a default or an event permitting acceleration under, any statute, the Certificate of Incorporation or Bylaws of Pawnbroker.com or any indenture, mortgage, deed of trust, note, bank loan, credit agreement, franchise, license, lease, permit, or any other agreement, understanding, instrument, judgment, decree, order, statute, rule or regulation to which Pawnbroker.com is a party or by which it is or may be bound.

     (d) Pawnbroker.com agrees that during the term of this Agreement it will use its best efforts to keep current in the filing of all forms and other materials, if any, which it may be required to file with the appropriate regulatory authority pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), and all other forms and reports required to be filed with any regulatory authority having jurisdiction over Pawnbroker.com.

     (e) Pawnbroker.com stipulates that the remedies at law of the holder of the Warrants issued under Section 4.4(a), or any holder of Shares issued upon exercise of such Warrant, in the event of any default or threatened default by Pawnbroker.com in the performance of or compliance with any of the terms of this Agreement, the Warrants or the Registration Rights Agreement are not and will not be adequate and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or in the Warrants or by an injunction against a violation of any of the terms hereof or thereof or otherwise.


SECTION 7--INDEMNIFICATION

7.1 First Cash agrees to indemnify and hold Pawnbroker.com and its affiliated companies, and their respective officers, directors, employees, agents, assigns, and representatives harmless from and against any and all Damages resulting from or arising out of (i) the marketing, sale, distribution or use of the First Cash Products, or any other activities of First Cash or its agents related to the First Cash Products; (ii) third party claims related to any misrepresentation or breach of representation or warranty of First Cash contained herein; or (iii) any third party claim that the First Cash Products or First Cash's Promotional Content infringe any Intellectual Property Rights.

7.2 Pawnbroker.com will indemnify and hold First Cash and its affiliated companies, and their respective officers, directors, employees, agents, assigns and representatives harmless from and against (i) any and all Damages resulting from or arising out of any third party claims related to any misrepresentation or breach of representation or warranty of Pawnbroker.com contained herein; (ii) any other breach of this Agreement by Pawnbroker.com; or (iii) any other third-party claim relating to any violation of federal or state securities law by Pawnbroker.com.



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SECTION 8--TERM AND TERMINATION

8.1 This Agreement shall commence on the Effective Date and unless sooner terminated as provided in this agreement, shall remain in full force and effect for a term of twelve (12) months (the "Initial Term"). Thereafter, this Agreement shall automatically renew for successive three (3) month terms ("Renewal Term") provided, however, that a party may terminate this Agreement on the expiration of the Initial Term or any Renewal Term by delivering written notice of termination to the other not less than sixty (60) days before the expiration of such Initial or Renewal Term.

8.2 In addition to any other remedy available at law or in equity, either party may terminate this Agreement immediately, in whole or in part, without further obligation to the other party in the event of:

     (a) any breach of this Agreement by the other party that is not remedied within 30 days notice of such breach in writing; or

     (b) the other party's making an assignment for the benefit of its creditors, the filing of a voluntary or involuntary petition under any bankruptcy or insolvency law, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under the provisions of any law of like import in connection with the other party, or the appointment of a trustee or receiver for the other party or its property; or

     (c) non-payment of the amounts owed to First Cash.

     (d) failure to cause a registration statement to be filed with the Securities and Exchange Commission to register for resale the common stock underlying the Warrants issued pursuant to Section 4.4(a) under the Securities Act and in accordance with the Registration Rights Agreement; and failure to cause such registration statement to become effective on or before March 1, 2001 and/or failure to maintain the effectiveness of such registration in accordance with the Registration Rights Agreement.

8.3 Upon termination or expiration of this Agreement, (i) Pawnbroker.com shall immediately discontinue the publication of First Cash's Promotional Content on the Pawnbroker.com Web site, and shall stop all active marketing and promotion of First Cash Products, and (ii) First Cash shall continue process and fulfill all customer orders for First Cash Products received prior to termination as necessary. Sections 5, 6, 7, 9 and 10 of this Agreement shall survive any termination hereof.

8.4 The parties acknowledge and agree that (a) the rights under Warrant B shall terminate and be null and void upon termination of this Agreement for any reason prior to October 11, 2001, the vesting date for Warrant B, and (b) the rights under Warrant C shall terminate and be null and void upon termination of this Agreement for any reason prior to October 11, 2002, the vesting date of Warrant
C. In the event a Warrant is terminated pursuant to this Section 8.4, Pawnbroker.com shall have no further obligations to First Cash with respect to such Warrants.

SECTION 9--LIMITATIONS OF LIABILITY.

EXCEPT AS PROVIDED IN THIS SECTION 9, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES, LOSS OF PROFITS, OR COST OF PROCUREMENT OF SUBSTITUTE TECHNOLOGY, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY TO ANY CLAIM OR CAUSE OF ACTION WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE) STRICT LIABILITY, OR BREACH OF WARRANTY, BUT SHALL NOT APPLY IF (I) A FIRST CASH'S PRODUCT IS DETERMINED TO BE DEFECTIVE AND TO HAVE CAUSED BODILY INJURY OR DEATH, OR (II) IF SUCH DAMAGES ARE THE RESULT OF THE OTHER PARTY'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN NO EVENT SHALL PAWNBROKER.COM'S TOTAL AGGREGATE LIABILITY UNDER OR AS A RESULT OF THIS AGREEMENT EXCEED THE AMOUNT OF FEES PAID BY FIRST CASH HEREUNDER. IN NO EVENT SHALL FIRST CASH'S TOTAL AGGREGATE LIABILITY UNDER OR AS A RESULT OF THIS AGREEMENT EXCEED THE POLICY LIMITS OF ITS THEN CURRENT INSURANCE POLICIES.


SECTION 10--PROPRIETARY INFORMATION AND CONFIDENTIALITY.

10.1 Each party shall protect and keep confidential any and all Proprietary Information of the other party embodied in any information disclosed hereunder, and shall not use, disclose or, except as permitted by Section 10.4, allow any third party access to any such Proprietary Information, except to the extent allowed in this Agreement. In furtherance and not in limitation of the foregoing, each party agrees to maintain the strict confidentiality of Proprietary Information delivered by the other party.

10.2 Each party shall use its best efforts to ensure that only employees and third parties whose duties give them a need to know such Proprietary Information of the other party shall have access thereto. All such persons and entities shall be instructed to treat the same as proprietary and confidential and the receiving party shall take such other measures to protect the confidentiality of such Proprietary Information, as it deems reasonable under the circumstances. Without limiting the generality of the foregoing, each party shall require any third party to whom it discloses any Proprietary Information to sign a confidentiality agreement, enforceable by the other party, whereby such third party agrees to be bound by the confidentiality provisions set forth in Section 10.

10.3 If a party, or any of its employees, shall be under a legal obligation in any administrative, governmental, or judicial circumstance involuntarily to disclose any Proprietary Information of the other, it shall give the party that owns such Proprietary Information (the "Disclosing Party") prompt notice thereof so that the Disclosing Party may seek an appropriate protective order. If the Disclosing Party is finally unsuccessful in obtaining such protective order, and if the party receiving such Proprietary Information (the "Receiving Party") or any such employee would, in the opinion of its counsel, be held in contempt or suffer other censure or penalty for failure to disclose, disclosure pursuant to the order or decree of an administrative, governmental or judicial authority with jurisdiction over such party may be made by the Receiving Party or its employees without liability hereunder.

10.4 Notwithstanding the foregoing, neither party shall be liable to the other with regard to any disclosure of Proprietary Information of the other party which: (i) was known to the Receiving Party, without restriction, at the time of disclosure, as shown by the files of the Receiving Party in existence at the time of disclosure; (ii) is disclosed with the prior written approval of the Disclosing Party; (iii) was independently developed by the Receiving Party, without any use of the Proprietary Information and by employees or other agents of (or independent contractors hired by) the Receiving Party who have not been exposed to such Proprietary Information; or (iv) becomes known to the Receiving Party, without restriction, from a source who obtained such information other than through the breach of this Agreement by the Receiving Party and not otherwise in violation of the Disclosing Party's rights.

10.5 The obligations of confidentiality and limitations of use, disclosure, and access set forth herein shall survive the termination of this Agreement for a period of three years from the date of such termination.

SECTION 11--GENERAL

11.1 This Agreement represents the entire agreement of the parties regarding the subject matter hereof, and supercedes all prior oral or written collateral representations, agreements, or understandings regarding the subject matter hereof.

11.2 All notices, requests and other communications to any party hereunder will be in writing (including facsimile transmission or similar writing) and will be given to such party at its address or facsimile number set forth below or at such other address or facsimile number as such party may hereafter specify for such purposes. Each such notice, request or other communication will be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and confirmation of receipt is obtained or (ii) if given by any other means, when received at the address specified below.

11.3 Neither party shall be liable for any delay or failure to meet its obligations pursuant to this Agreement due to natural circumstances beyond its reasonable control, including, but not limited to war, riots, insurrection, civil commotion, fire, flood, storm or inability to obtain necessary labor, materials or manufacturing facilities as a direct result of such natural disasters.

11.4 If any term or provision of this Agreement is found to be invalid or unenforceable for any reason, it shall be adjusted rather than avoided, if possible, so as best to accomplish the objective of the parties to the extent possible. In any event, the remaining terms and provisions shall be deemed valid and enforceable. It is expressly understood and agreed that each provision of this Agreement providing for a limitation of liability disclaimer or limitation of warranties, or exclusion of damages is intended by the parties to be severable and independent of any other provisions and to be enforced as such.

11.5 This Agreement shall be binding on the parties and on their successors and assigns. Except as expressly provided herein, First Cash shall not transfer, assign or subcontract any right or obligation hereunder without the prior written consent of Pawnbroker.com, which consent shall not be unreasonably withheld.

11.6 The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

11.7 Each party to this Agreement agrees to execute and deliver all documents and to perform all further acts and to take any and all further steps that may be reasonably necessary to carry out the provisions of this Agreement and the transactions contemplated hereby.

11.8 This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute a single instrument.

11.9 The parties are independent contractors, and neither party shall hold itself out as an agent of the other. Except as expressly provided herein, neither party shall have any authority to bind or obligate the other in any manner.

     IN WITNESS WHEREOF, the Parties hereto agree to the provisions set forth above and have executed this Agreement as of the Effective Date.

Pawnbroker.com, Inc.:                     First Cash Financial Services, Inc.


Signed:                                   Signed:
       ------------------------                    ------------------------

Printed name:                             Printed name:
             ------------------                         ---------------------

Title:                                    Title:
       ------------------------                    ------------------------

Date:                                     Date:
       ------------------------                    ------------------------